SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
of 1934
                             (Amendment No.    )

Filed by the Registrant[ ]

Filed by a Party other than the Registrant[X]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                            KESTREL ENERGY, INC.
              (Name of Registrant as Specified in Its Charter)

                            Gorsuch Kirgis L.L.C.
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
      or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
      0-11.
      1)  Title of each class of securities to which transaction applies:
          Aggregate number of securities to which transaction applies:
      2)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was
          determined):
          A.   Proposed maximum aggregate value of transaction:
          B.   Total fee paid:
[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)  Amount Previously Paid:
      2)  Form, Schedule or Registration Statement No.:
      3)  Filing Party:
      4)  Date Filed:

                            KESTREL ENERGY, INC.
                         999 18th Street, Suite 1100
                           Denver, Colorado 80202
                               (303) 295-0344

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held December 3, 1996
                                 10:00 a.m.


To Our Shareholders:

      We strongly encourage your attendance and participation at the Annual Meeting of Shareholders of Kestrel Energy, Inc., which will be held at 10:00 a.m. on Tuesday, December 3, 1996 in the Management Briefing Center at First Interstate Bank of Denver, N.A., North Tower, 4th Floor, 633 17th Street, Denver, Colorado 80270 for the following purposes:

      1.  To elect five directors to the Board;

      2. To approve and ratify the selection of KPMG Peat Marwick LLP as the Company's independent certified public accountants and auditors for the fiscal year ending June 30, 1997;

      3. To transact such other business as may properly come before the meeting.

      A Proxy Statement explaining the matters to be acted upon at the meeting is enclosed.

      The Board of Directors has designated October 25, 1996 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting.

      THE BOARD OF DIRECTORS WOULD LIKE TO EMPHASIZE THE IMPORTANCE OF EXERCISING YOUR RIGHTS AS SHAREHOLDERS TO VOTE ON THE ISSUES DESCRIBED IN THE ENCLOSED PROXY STATEMENT. THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF DIRECTORS AND APPROVE THE SELECTION OF KPMG PEAT MARWICK LLP.

      YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

October 28, 1996                                           Timothy L. Hoops
                                                                  President
                                                          Mark A. Boatright
                                                                  Secretary

                            KESTREL ENERGY, INC.
                         999 18th Street, Suite 1100
                           Denver, Colorado 80202

                               PROXY STATEMENT

                       Annual Meeting of Shareholders
                         To Be Held December 3, 1996
                                 10:00 a.m.

      The enclosed Proxy is solicited by the Board of Directors of Kestrel Energy, Inc., a Colorado corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held in the Management Briefing Center at First Interstate Bank of Denver, N.A., North Tower, 4th Floor, 633 17th Street, Denver, Colorado on Tuesday, December 3, 1996 at 10:00 a.m., Mountain Standard Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about October 28, 1996.

      The expense of the Board of Directors' Proxy solicitation will be borne by the Company. In addition to solicitation of Proxies by use of the mails, some of the Company's officers and directors may solicit Proxies by telephone, telegraph or personal interview without any additional compensation to them. The Company will reimburse brokers, nominees, custodians and other fiduciaries for expenses in forwarding Proxy materials to their principals.

      Any shareholder giving a Proxy on the enclosed form may revoke it at any time prior to the exercise thereof by advising the Secretary of the Company in writing at the above address, by properly executing a later dated Proxy or by appearing in person and voting at the Annual Meeting.

                              VOTING OF SHARES

      Only holders of the Company's outstanding shares of common stock, no par value ("Common Stock"), of record at the close of business on October 25, 1996, will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof. On that date, there were 1,907,604 shares of Common Stock outstanding.

      Cumulative voting in the election of directors is allowed. Under cumulative voting, each shareholder is entitled to cast a number of votes in the election of directors equal to the number of directors to be elected multiplied by the number of shares being voted. The shareholder may cast his vote for one nominee or may distribute the votes among nominees in any manner. Unless directed otherwise, the enclosed Proxy gives discretionary authority to cumulate votes in the election of directors. On all matters other than the election of directors, each shareholder will be entitle to one vote per share. The election of directors requires that the five candidates having the highest number of votes cast in favor of their election are elected to the Board of Directors. The approval of KPMG Peat Marwick LLP requires an affirmative vote of a majority of the shares of Common Stock represented in person or by Proxy at the Annual Meeting. The Board of Directors urges each shareholder to mark, sign and mail the enclosed Proxy card in the return envelope as promptly as possible.

                  STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                               AND MANAGEMENT

      The following table sets forth, as far as is known to the Board of Directors or the management of the Company, the only persons owning on September 30, 1996 more than five percent of the outstanding shares of the Company's Common Stock. For purposes of this disclosure, the amount of the Company's Common Stock beneficially owned is the aggregate number of shares of the Common Stock outstanding on such date plus an amount equal to the aggregate amount of Common Stock which could be issued upon the exercise of stock options within 60 days of such date.



                                        Number of Shares of Common Stock
                                                Beneficially Owned

                                           Voting and Investment Power
Name and Address                             Direct           Indirect
Victoria International                     1,166,221             --
 Petroleum N.L.
4th Flr., Griffin Centre
28 The Esplanade
Perth 6000
Western Australia

Victoria Petroleum N.L.                       --            1,166,221<FN2>
4th Flr., Griffin Centre
28 The Esplanade
Perth 6000
Western Australia

Timothy L. Hoops                           195,544<FN3>     1,166,221<FN4>
P.O. Box 1079
Denver, CO 80201-1079

Robert J. Pett                              102,500<FN5>    1,166,221<FN6>
4th Flr., Griffin Centre
28 The Esplanade
Perth 6000
Western Australia

John T. Kopcheff                            164,000<FN7>    1,166,221<FN8>
4th Flr., Griffin Centre
28 The Esplanade
Perth 6000
Western Australia

                                     Number of Shares of Common Stock
                                            Beneficially Owned

Name and Address                   Total Shares             Percent Owned
 Owned
Victoria International           1,166,221<FN1>                 61.1%
 Petroleum N.L.
4th Flr., Griffin Centre
28 The Esplanade
Perth 6000
Western Australia

Victoria Petroleum N.L.            1,166,221                    61.1%
4th Flr., Griffin Centre
28 The Esplanade
Perth 6000
Western Australia

Timothy L. Hoops                   1,361,765                    65.1%
P.O. Box 1079
Denver, CO 80201-1079

Robert J. Pett                     1,268,721                    63.4%
4th Flr., Griffin Centre
28 The Esplanade
Perth 6000
Western Australia

John T. Kopcheff                   1,330,221                    64.3%
4th Flr., Griffin Centre
28 The Esplanade
Perth 6000
Western Australia

<FN1>     Does not include unvested options to purchase 1,285,353 shares if certain undeveloped properties are successfully developed into proved producing properties. See CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

<FN2>     Victoria International Petroleum N.L. ("VIP"), the record holder of the shares, is a wholly owned subsidiary of Victoria Petroleum N.L. ("VP"), which is therefore deemed to be another beneficial owner of the shares. Resolute Samantha Limited, a publicly held Australian mining and natural resources company ("Resolute"), owns 28.45% of VP. Resolute disclaims beneficial ownership of the shares.

<FN3>     Includes 10,544 shares owned jointly by Mr. Hoops and his wife,
          Linda Sue Hoops. Includes vested options to purchase up to 185,000 shares granted to Mr. Hoops by the Compensation Committee of the Board of Directors pursuant to the Company's Nonqualified Stock Option Plan. See EXECUTIVE COMPENSATION.

<FN4>     Mr. Hoops is a director of VIP and of VP.  As a result, all shares held by VIP directly and VP indirectly are listed as indirectly held by Mr. Hoops.

<FN5>     Includes vested options to purchase up to 92,500 shares granted to Mr. Pett by the Compensation Committee of the Board of Directors pursuant to the Company's Nonqualified Stock Option Plan. See EXECUTIVE COMPENSATION.

<FN6>     Mr. Pett is the Chairman and a director of VIP and a director of
          VP. As a result, all shares held by VIP directly and VP indirectly are listed as indirectly held by Mr. Pett.

<FN7>     Includes vested options to purchase up to 160,000 shares granted to Mr. Kopcheff by the Compensation Committee of the Board of Directors pursuant to the Company's Nonqualified Stock Option Plan. See EXECUTIVE COMPENSATION.

<FN8>     Mr. Kopcheff is a director of VIP and VP.  As a result, all shares held by VIP directly and VP indirectly are listed as indirectly held by Mr. Kopcheff.



     The following table sets forth the number of shares beneficially owned on September 30, 1996 by the Company's executive officers and directors, and by all of the executive officers and directors as a group. For purposes of this disclosure, the amount of the Company's Common Stock beneficially owned is the aggregate number of shares of the Common Stock outstanding on such date plus an amount equal to the aggregate amount of Common Stock which could be issued upon the exercise of stock options within 60 days of such date.



                                            Shares of
                                            Common Stock
                                            Beneficially
Name and Address        Position(s)         Owned and
                         With the           Options         Percent
                         Company            Granted         Owned

Timothy L. Hoops        President, Chief    1,361,765       65.1%
P.O. Box 1079           Executive Officer   <FN1><FN2>
Denver, CO 80201-1079   and Director

Robert J. Pett          Chairman of         1,268,721       63.4%
4th Floor               the Board and       <FN3><FN4>
Griffin Centre          Director
28 The Esplanade
Perth 6000
Western Australia

Mark A. Boatright       Vice President      16,500            *
1475 Lawrence St.       -Finance, Chief     <FN5>
Suite 310                Financial Officer
Denver, CO 80202         and Director

John T. Kopcheff        Vice President      1,330,221       64.3%
4th Floor               -International      <FN5><FN6>
Griffin Centre          and Director
28 The Esplanade
Perth 6000
Australia

Kenneth W. Nickerson    Director               18,000         *
10780 Hanson St.                               <FN5>
Johannesburg, MI 49751

All Directors and
Executive Officers
as a Group (5 persons)                      1,662,765       69.9%

* Less than one percent (1.0%)

<FN1>     Mr. Hoops is a director of Victoria International Petroleum N.L.
          ("VIP") and of Victoria Petroleum N.L. ("VP"). As a result, all shares held by VIP directly and by VP indirectly are listed as indirectly held by Mr. Hoops.

<FN2>     Includes 10,544 shares owned jointly by Mr. Hoops and his wife,
          Linda Sue Hoops. Includes vested options to purchase up to 185,000 shares granted to Mr. Hoops by the Compensation Committee of the Board of Directors pursuant to the Company's Nonqualified Stock Option Plan. See EXECUTIVE COMPENSATION.

<FN3>     Mr. Pett is the Chairman and a director of VIP and a director of
          VP. As a result, all shares held by VIP directly and VP indirectly are listed as indirectly held by Mr. Pett.

<FN4>     Includes vested options to purchase up to 92,500 shares granted to Mr. Pett by the Compensation Committee of the Board of Directors pursuant to the Company's Nonqualified Stock Option Plan. See EXECUTIVE COMPENSATION.

<FN5>     Includes vested options to purchase up to 16,500 shares, 160,000 shares and 18,000 shares granted to Messrs. Boatright, Kopcheff and Nickerson, respectively, pursuant to the Company's
          Nonqualified Stock Option Plan. See EXECUTIVE COMPENSATION.

<FN6>     Mr. Kopcheff is a director of VIP and VP.  As a result, all shares held by VIP directly and VP indirectly are listed as indirectly held by Mr. Kopcheff.


                   EFFECT OF PRINCIPAL SHAREHOLDERS' VOTE

     The beneficial owners of five percent or more of the Company's Common Stock, together with the Company's executive officers and directors, have effective voting control over 1,662,765 shares, or 66.8%, of the outstanding Common Stock on a fully diluted basis. Accordingly, these principal shareholders and management could exercise voting control of the election of directors (subject to the effects of cumulative voting) and the ratification of the selection of auditors.

                            ELECTION OF DIRECTORS

     Five directors are to be elected to serve until the 1997 annual meeting of shareholders and until each of their successors shall have been elected and qualified. IT IS INTENDED THAT THE ENCLOSED PROXIES, UNLESS DIRECTED OTHERWISE, WILL BE VOTED FOR THE FOLLOWING NOMINEES, ALL OF WHOM ARE PRESENTLY DIRECTORS OF THE COMPANY AND HAVE BEEN NOMINATED FOR RE-ELECTION BY THE BOARD OF DIRECTORS.

     There is no arrangement or understanding between any of the nominees and any other person or persons pursuant to which he was or is to be selected as a director or nominee. The names of and certain information with respect to the persons nominated for election as directors are as follows:

     TIMOTHY L. HOOPS, age 40, was appointed President, Chief Executive Officer and Director on June 1, 1992. Mr. Hoops is a petroleum geologist with 14 years experience in the continental USA and Australia. Mr. Hoops has been Vice President and a Director of the Company's wholly owned subsidiary, Victoria Exploration, Inc., an independent oil and gas producer, since 1987. He has also been a Director of Victoria International Petroleum N.L. and of Victoria Petroleum N.L. since 1987. Mr. Hoops was Exploration Manager for Royal Resources Corporation, a publicly held Denver based company engaged in the exploration and development of oil and gas, from 1984 to 1987. Prior to 1984, Mr. Hoops was employed by Amoco Production, Cities Service and Santa Fe Energy. Mr. Hoops is a 1979 graduate of the Colorado School of Mines, with a degree in geology. Mr. Hoops is the brother-in-law of Mr. Boatright.

     ROBERT J. PETT, age 49, was appointed as a Director on June 1, 1992 and Chairman of the Board on January 16, 1995. Mr. Pett served as Secretary from June 1, 1992 until December 16, 1992, as Vice President from November 1, 1992 until January 16, 1995, and as Treasurer from January 4, 1993 to January 16, 1995. Mr. Pett has been a director of Victoria International Petroleum N.L. since 1986. Mr. Pett has been Chairman of Victoria Petroleum N.L. for 12 years. He is currently Chairman of Resolute Samantha Limited, an Australian mining and natural resources company, which provides office facilities and administrative services to Victoria Petroleum N.L. on a pro-rata reimbursement of expenses basis. He is a Director of Sapphire Mines N.L., an Australian precious gem mining company, and President and a Director of Victoria Exploration, Inc., an independent oil and gas producer which is a wholly owned subsidiary of the Company. Mr. Pett holds a Masters Degree in Economics (Queens University, Canada).

     MARK A. BOATRIGHT, age 39, was appointed a Director on October 18, 1993, and as Vice President - Finance, Chief Financial Officer, Treasurer and Secretary on January 16, 1995. Mr. Boatright is President of Boatright and Associates, P.C., Certified Public Accountants. Mr. Boatright has over 17 years experience in financial accounting and specializes in oil and gas accounting and international taxation. Mr. Boatright currently acts as a consultant in international taxation and accounting for various oil and gas companies. He also is a certified financial planner for Regatta Financial Services, a registered investment advisory firm, and serves as a director of Irons Brewing Company. Prior to establishing his own accounting practice, Mr. Boatright was the tax manager for Bradley, Allen & Associates, P.C., Certified Public Accountants. Mr. Boatright is a 1979 cum laude graduate of the University of Colorado with a degree in finance. He has been providing accounting and financial services to the Company since June, 1992. Mr. Boatright is the brother-in-law of Mr. Hoops.

     JOHN T. KOPCHEFF, age 48, was appointed as Vice President - International and a Director of the Company on January 16, 1995. Mr. Kopcheff is a geologist with 26 years experience in petroleum in Australia, Southeast Asia, United States, South America and the North Sea, both in field geological operations and management. Mr. Kopcheff has been a Director and Secretary of Victoria Exploration, Inc. since 1986, a Director of Victoria International Petroleum N.L. since 1986, and a Director of Victoria Petroleum N.L. since 1984. Prior to his appointment, he provided various services to the Company relating to the Company's international exploration activities on a consulting basis. He received a Bachelor of Science degree with honors from the University of Adelaide in 1970.

     KENNETH W. NICKERSON, age 76, is an independent petroleum and mineral geologist with over 48 years experience. He was appointed as a director of the Company on December 16, 1992. From 1981 until 1988, Mr. Nickerson served as President, Director and Chief Operating Officer of Royal Resources Corporation, a publicly held Denver based company engaged in the exploration and development of oil and gas. Since then Mr. Nickerson has worked as a consulting geologist for various energy companies. Mr. Nickerson is a 1948 graduate of the Colorado School of Mines with a degree in geological engineering.

     In the event any one or more of the nominees shall be unable to serve as a director, votes will be cast, pursuant to the authority granted in the enclosed Proxy, for such person or persons as may be designated by the Board of Directors. The Board of Directors at this time is not aware of any nominee who is or will be unable to serve as director, if elected.

     None of the nominees are directors of any other company having a class of equity securities registered under the Securities Exchange Act of 1934, or any company registered under the Investment Company Act of 1940.

     The Board of Directors acted five times by unanimous written consent during the fiscal year ended June 30, 1996. The Company has an Audit Committee comprised of Messrs. Hoops, Nickerson and Boatright, which oversees the accounting controls for the Company. In fiscal 1996, the Committee acted one time by unanimous written consent. The Company also has a Compensation Committee, which committee makes recommendations on executive compensation and selects those persons eligible to receive grants of options under the Company's Nonqualified Stock Option Plan and the Amended and Restated Incentive Stock Option Plan. Members of the Committee are Messrs. Nickerson and Boatright. The Committee acted three times in fiscal 1996 by unanimous written consent. The Company does not have a nominating committee.


                             EXECUTIVE OFFICERS

     Timothy L. Hoops is the President and Chief Executive Officer of the Company. Robert J. Pett is the Chairman of the Board, Mark A. Boatright is Vice President-Finance, Chief Financial and Accounting Officer, Treasurer and Secretary and John T. Kopcheff is Vice President-International. See ELECTION OF DIRECTORS. Denis I. Rakich and Lynnette
M. Carpenter are Assistant Secretaries of the Company, but they are not executive officers of the Company.

     There is no arrangement or understanding between any of the executive officers and any other persons pursuant to which he was or is to be selected as an officer, nor is there any family relationship between or among any executive officers, except that Mr. Boatright is the brother-in-law of Mr. Hoops.


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 31, 1993, the Board of Directors authorized the exchange of 207,263 restricted shares of the Company's Common Stock for $466,343 in indebtedness owed to Victoria Exploration, Inc. ("VicX") effective January 1, 1994. Because the shares received were issued in a private, unregistered transaction, more than two (2) years ago, they can be publicly resold by VicX or its successors in interest only in accordance with the provisions of Securities Act Rule 144, including the limitation on the amount of shares which may be sold in any ninety (90) day period. The exchange rate for the transaction was approximately $2.25 per share. As a result of the transaction, VicX owned 380,913 shares, or 59% of the outstanding Common Stock at that time. The remaining debt owed to VicX after the transaction amounted to approximately $600,000.

     On June 10, 1994, the Company transferred 709,108 shares of its Common Stock and unvested options to acquire up to an additional 1,285,353 shares of that stock to Victoria International Petroleum N.L. ("VIP") in exchange for all of the outstanding shares of VicX. The shares of VicX were valued at $1,595,493, the aggregate value of the assets of VicX less certain undeveloped properties. The value of the Company's Common Stock in the exchange was an agreed upon value of $2.25 per share. At the time of the exchange the Company's Common Stock was being traded at prices between $1.75 and $2.00 per share. The options were given in consideration for certain undeveloped properties owned by VicX which the Company agreed to develop. These options will only vest to VIP if the undeveloped properties are successfully developed into proved producing properties by June 30, 1997. The options were granted on the formula of cash received by the Company from the undeveloped properties less the cash used to develop those properties plus 60% of the reclassified present value discounted at 10%, divided by $3.00 per share. The properties will be evaluated annually by a qualified independent evaluator to determine the number of options to be vested to VIP. Because certain of the officers and directors of the Company have similar positions with VicX and VIP, the Company's Board required as a condition to the transaction, and obtained, a written opinion from an independent firm experienced in oil and gas mergers and acquisitions that the transaction was fair from a financial point of view to the shareholders of the Company. All shares issued in this transaction were unregistered. Prior to the transaction, VicX transferred all of its holdings in the Company, 380,913 shares (59%) and its note receivable from the Company, to VIP.

     In conjunction with the foregoing acquisition of undeveloped oil and gas properties from VicX, the Company issued a $1,000,000 note payable to VicX, which bore interest at the Norwest Bank Denver, N.A. prime rate with quarterly interest payments. In December 1992, the terms of a $58,500 unsecured short term note to VicX were conformed to the terms of the $1,000,000 note payable and the notes were combined. The note was secured by the oil and gas properties acquired from VicX. As noted above, the note was reduced to approximately $600,000 by the exchange of 207,263 shares of Common Stock for $466,343 in indebtedness owed to VicX on December 31, 1993. Also, as indicated above, VicX transferred the note to VIP on June 10, 1994. On December 27, 1994, prior to the December 31, 1994 maturity date of the note, the Company agreed to assign an unproved waterflood project (Rocky Butte) acquired in the foregoing June 1992 transaction to VIP in exchange for the surrender of indebtedness to VIP in the amount of approximately $600,000, thereby eliminating the note receivable from the Company to VIP.

     On November 8, 1994, VIP purchased 75,000 additional shares of Common Stock for $2.50 per share as part of a private placement of 550,000 shares by the Company, most of which was sold overseas. On June 26, 1995, VIP purchased 50,000 additional shares in the open market. In August 1995, VIP sold 48,800 shares. VIP's current shareholding interest in the Company is 61.1% (46.8% diluted for currently vested options).

     Mark A. Boatright has been providing accounting and financial services to the Company since June, 1992. On November 15, 1994, the Company entered into an agreement with Mr. Boatright whereby he would provide services to the Company and VicX through his company, Boatright & Associates, P.C. for $1,500 per month. The Board of Directors believes these fees are in line with industry standards.

     As a result of the Company's close relationship with its majority shareholder VIP, it has been afforded the opportunity to participate in various international oil and gas drilling opportunities located by VIP. In most cases, VIP has its own interest in the same drilling projects in which the Company agrees to participate and in some cases the Company has acquired its interest from VIP rather than directly from the operator or lead promoter of the prospects.

     To date, the Company has agreed to farm-in on four such international drilling permits, including one in Papua New Guinea and three in Western Australia. The Company earns a right to participate by sharing in the costs of data review, seismic and drilling. In addition to the benefit, if any, to VIP's interest in these permits resulting from the Company's agreement to share these costs, the Company has agreed to pay a 5% royalty to VIP on the Company's interest in any international permits referred to the Company by VIP which produce net revenues for the Company. The Company believes that this arrangement is fair and reasonable and that the potential compensation to VIP is no greater than the Company would have paid in an arms length transaction with an unrelated party who provided comparable services.


                           EXECUTIVE COMPENSATION

     The following sets forth in summary form the compensation received during each of the Company's last three complete fiscal years by the Chief Executive Officer of the Company. No other officers of the Company received salary, bonus or other annual compensation in total from the Company, in excess of $100,000.

                         Summary Compensation Table

                             Annual Compensation

NAME AND                 Fiscal    Salary<FN1>    Bonus     Options
PRINCIPAL POSITION        Year       ($)           ($)        (#)
Timothy L. Hoops         1996      $75,000          $0      80,000
 President, Chief        1995      $88,950<FN2>     $0      40,000
 Executive Officer,      1994      $48,000<FN2>     $0      40,000
 and Director

_______________________________

<FN1>     Until January of 1995, Mr. Hoops provided consulting services to the Company via a retainer agreement between the Company and his employer, Peak Resource Management, Inc. ("Peak) which fees are set forth under the salary column above. Beginning January 1, 1995, Mr. Hoops became an employee of the Company and, in that capacity, provides services to the Company and the Company's wholly owned subsidiary, Victoria Exploration, Inc. ("VicX").

<FN2>     Peak also received $54,900 in consulting fees from VicX on account of services provided to VicX by Mr. Hoops for the year ended June 30, 1994, which is not included in the salary column above.

     The named executive officer received no additional compensation other than noted above the aggregate amount of which was the lesser of either $50,000 or 10% of the total of annual salary, bonus and consulting fees reported for the executive officer.

     The Company reimburses its officers and directors for ordinary and necessary business expenses incurred by them on behalf of the Company.

     It is anticipated that, in fiscal 1997, Mr. Hoops will be paid a salary of $75,000 for services rendered to the Company and VicX plus retirement and health benefits. Payment for his services from July 1, 1994 through December 31, 1994 was made through his employer, Peak Resource Management, Inc. Since January 1, 1995, Mr. Hoops has been paid as an employee of the Company. Mr. Hoops also expects to receive approximately $18,000 in consulting fees from Victoria Petroleum N.L. ("VP") and companies owned by VP for services provided to those companies in fiscal 1997. In fiscal 1996, those consulting fees amounted to $18,000. In addition, Mr. Hoops received fees as a director of VP in the amount of Australian $5,000 for fiscal 1996 and he expects to receive the same in 1997. Resolute Samantha Limited, a publicly held Australian mining and natural resources company, owns 28.45% of VP, which indirectly owns 61.1% of the Company.

              Option Grants for Fiscal Year Ended June 30, 1996



                             Number
                             of
                             Securities    % of Total
                             Underlying    Options Granted    Exercise or
                             Options       to Employees       Base Price
Name                         Granted       In Fiscal Year     ($/share)

Timothy L. Hoops             30,000           31%              $3.875
  President, Chief           50,000                            $2.375
  Executive Officer
  and Director

Robert J. Pett               15,000           15%              $3.875
  Chairman of                25,000                            $2.375
  the Board
  and Director

Mark A. Boatright             5,000            2%               $3.875
  Vice President -
  Finance, Chief
  Financial Officer
  and Director

John T. Kopcheff             30,000           31%              $3.875
  Vice President -           50,000                            $2.475
  International
  and Director

Kenneth W. Nickerson          5,000            0%              $3.875
  Director

Denis I. Rakich              15,000            15%             $3.875
  Assistant Secretary        25,000                            $2.375

Lynnette M. Carpenter         5,000            6%              $3.875
 Assistant Secretary         10,000                            $2.375

                                             Potential Realizable Value at
                                                Assumed Annual Rates of
                                               Stock Price Appreciation
                         Expiration                 for Option Term
Name                       Date              5%($)<FN1>       10%($)<FN2>
Timothy L. Hoops          11/2/05             $73,239         $184,839
  President, Chief        3/28/06             $74,815         $188,815
  Executive Officer
  and Director

Robert J. Pett            11/2/05             $36,620          $92,420
  Chairman of             3/28/06             $37,408          $94,408
  the Board
  and Director

Mark A. Boatright         9/30/06             $12,207          $30,807
  Vice President -
  Finance, Chief
  Financial Officer
  and Director

John T. Kopcheff          11/2/05             $73,239         $184,839
  Vice President -        3/28/06             $74,815         $188,815
  International
  and Director

Kenneth W. Nickerson      9/30/06             $12,207          $30,807
  Director

Denis I. Rakich           11/2/05             $36,620          $92,420
  Assistant Secretary     3/28/06             $37,408          $94,408

Lynnette M. Carpenter     11/2/05             $12,207          $30,807
 Assistant Secretary      3/28/06             $14,963          $37,763

<FN1>     This column represents the potential realizable value of each grant of options, based on the assumption that the market price of shares of Common Stock underlying the options will appreciate in value from the date of the grant to the end of the option term at the annual rate of five percent.

<FN2>     This column represents the potential realizable value of each grant of options, based on the assumption that the market price of shares of Common Stock underlying the options will appreciate in value from the date of the grant to the end of the option term at the annual rate of ten percent.

       Aggregated Option Exercises For Fiscal Year Ended June 30, 1996
                         and Year End Option Values

                                      Shares
                                     Exercised            Value
                                   during fiscal         Realized
Name                               year to date(#)         ($)
Timothy L. Hoops                            0                    0
  President, Chief
  Executive Officer,
  and Director

Robert J. Pett                              0                    0
  Chairman of the
  Board and Director

Mark A. Boatright                           0                    0
  Vice President -
  Finance, Chief
  Financial and
  Accounting Officer
  and Director

John T. Kopcheff                            0                    0
  Vice President -
  International and
  Director

Kenneth W. Nickerson                        0                    0
  Director

Denis I. Rakich                             0                    0
  Assistant Secretary

Lynnette M. Carpenter                   1,250               $3,168
  Assistant Secretary


                                    Number of           Value of
                                   Securities          Unexercized
                                   Underlying          In-the-Money-
                                   Options at          Options at
                                  June 30, 1996       June 30, 1996
Name                                (#)<FN1>           ($)<FN2>
Timothy L. Hoops                 155,000/30,000        $215,477/0
  President, Chief
  Executive Officer,
  and Director

Robert J. Pett                    77,500/15,000        $107,738/0
  Chairman of the
  Board and Director

Mark A. Boatright                   0/11,500               $0
  Vice President -
  Finance, Chief
  Financial and
  Accounting Officer
  and Director

John T. Kopcheff                 130,000/30,000        $158,444/0
  Vice President -
  International and
  Director

Kenneth W. Nickerson              1,500/11,500          $3,422/0
  Director

Denis I. Rakich                   65,000/15,000         $86,253/0
  Assistant Secretary

Lynnette M. Carpenter             20,000/5,000          $24,376/0
  Assistant Secretary

<FN1>     All unexercised options are exercisable and are nonqualified options.

<FN2>     For all unexercised options held as of June 30, 1996, the
          aggregate dollar value of the excess of the market value of the stock underlying those options over the exercise price of those unexercised options. The price used to calculate these figures is the average of the High and Low prices as of June 28, 1996, which was $3.5938 per share. However, since the underlying shares are restricted stock, the actual value cannot be determined.


                            KESTREL ENERGY, INC.
                     BOARD COMPENSATION COMMITTEE REPORT
                          ON EXECUTIVE COMPENSATION

               Compensation Policies Toward Executive Officers

     The Compensation Committee's executive compensation polices are designed to provide competitive levels of compensation through a combination of base level compensation, incentive stock options and cash bonus awards.

     President's Compensation: Mr. Hoops, the President of the Company received base level compensation of $75,000 in 1996. This was a slight reduction from the $88,950 in base compensation paid to Mr. Hoops in 1995. The reduction in base level cash compensation came in connection with a restructuring of Mr. Hoops' benefits package with the intent that the total compensation (cash and benefits) in 1996 would be substantially equivalent to that in 1995.

     The Committee reviews the President's performance periodically and reports to the Board of Directors on its evaluation of that performance. The Committee does not believe that it is reasonable, necessary or appropriate for such a small company to require or establish a direct or fixed relationship between the Company's financial performance and the Chief Executive Officer's compensation. The Committee instead considers a number of factors in making a subjective determination as to the compensation of the Chief Executive Officer, including determinations as to the level of salary, options and benefits: quality of service provided, amount of time devoted to the Company's business, level of expertise, dedication to the Company and its best interests, general management abilities and the Company's operational and financial performance.

     In fixing Mr. Hoops' 1996 salary, the Committee noted that, in fiscal 1995, Mr. Hoops' efforts on behalf of the Company increased even more than had previously been anticipated from the acquisition of Victoria Exploration, Inc. In particular, Mr. Hoops, aided by John Kopcheff and others, raised $1,365,336 for the Company in U.S. and overseas offerings of its common stock. Mr. Hoops also was heavily involved in connection with the Company's acquisition of international drilling permits and its heightened investor relations program in 1995, both of which required considerable efforts on his part in addition to his duties managing the Company's and Victoria's day to day business. In their review of Mr. Hoops performance, the Committee noted that most of the Company's operating losses in fiscal 1995 were the result of dry hole drilling costs and a one time non-cash charge to earnings.

     Notwithstanding the substantial increase in Mr. Hoops' efforts on behalf of the Company, the Committee left his compensation unchanged. While his fiscal 1996 salary was set at $75,000, as part of a restructuring of his benefit package, the total compensation is substantially equivalent to the $88,950 he received in fiscal 1995. The Committee continues to believe that performance related compensation, such as stock options and cash bonuses, should be the primary source of motivation for Mr. Hoops and the Company's other officers instead of annual adjustments to base level cash compensation based on recent operating results. Although Mr. Hoops received no cash bonuses in 1996, options were granted to Mr. Hoops to reward his efforts on behalf of the Company and to encourage his continued superior performance.

     Mr. Hoops 1997 base compensation has been tentatively set at $75,000, consistent with the Committee's beliefs regarding annual adjustments.

     Stock Options: Stock options are granted to key personnel of the Company by the Compensation Committee as a means of providing an equitable long term incentive to the Company's personnel. The Compensation Committee believes that stock options can be used in the best interest of the Company to reward past efforts of the Company's executive officers, to encourage the present and future performance by the Company's executive officers and to align the interests of the Company's personnel with the interests of the Company's shareholders.
     During the 1996 fiscal year, each Compensation Committee member received an automatic grant of options to purchase 5,000 shares pursuant to the 1993 Nonqualified Stock Option Plan. On November 2, 1995, the Compensation Committee granted 30,000 options to the Company's President, 15,000 options to the Company's Chairman of the Board, 30,000 options to the Company's Vice President-International, and 15,000 options and 5,000 options to each of the Company's First and Second Assistant Secretaries, respectively. All options were granted at the fair market value on the date of grant. In addition, on March 28, 1996, the Compensation Committee granted 50,000 options to the Company's President, 25,000 options to the Company's Chairman of the Board, 50,000 options to the Company's Vice President-International, and 25,000 options and 10,000 options to each of the Company's First and Second Assistant Secretaries, respectively. All options were granted at the fair market value on the date of grant. The award of these options was in accordance with the above stated policy of the Compensation Committee and the terms of the 1993 Nonqualified Stock Option Plan. The large awards to Messrs. Hoops and Kopcheff were made in recognition of their substantial efforts during the year working on the Company's international drilling program.

     Cash Bonus Awards: No cash bonus awards were paid to any executive officer during fiscal 1996, although cash bonuses remain a possible way to reward the Company's officers for any positive results in fiscal 1997 resulting from their exceptional efforts in fiscal 1996 and 1997.

June 30, 1996                      Compensation Committee Of
                                   The Board of Directors

                                   Kenneth W. Nickerson
                                   Mark A. Boatright


                           DIRECTORS' REMUNERATION

     Directors are not paid any remuneration for attendance at meetings of the Board. Any director who serves on the Compensation Committee automatically receives 5,000 options each September 30 pursuant to the 1993 Nonqualified Stock Option Plan. On September 30, 1995, both Messrs. Boatright and Nickerson, as members of the Compensation Committee, received fully vested options to purchase 5,000 shares of Common Stock at an exercise price of $3.875 per share, the fair market value on the date of grant. The options are exercisable for ten years from the date of grant. No other options were awarded to members of the Compensation Committee during fiscal 1996.

     On November 2, 1995, Mr. Hoops received 30,000 options, Mr. Pett received 15,000 options, and Mr. Kopcheff received 30,000 options to purchase Common Stock. The options are fully vested and are exercisable for ten years from the date of grant at an exercise price of $3.875, the fair market value on the date of grant. In addition, on March 28, 1996, Mr. Hoops received 50,000 options, Mr. Pett received 25,000 options, and Mr. Kopcheff received 50,000 options to purchase Common Stock. These options are also fully vested and are exercisable for ten years from the date of grant at an exercise price of $2.375, the fair market value on the date of grant.


                              PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in the cumulative total shareholder return for (i) the Company, (ii) the MG Industry Group 353 - Oil and Natural Gas Exploration and (iii) the NASDAQ Market Index. The MG Industry Group 353 consists of approximately 136 companies involved in the oil and gas industry, including the Company.


                               5 Year Cumulative Total Return

                                          Fiscal Year Ending
                     1991     1992     1993     1994     1995     1996
Kestrel Energy      100.00    79.87   351.44   191.69    87.86   231.63
MG Industry Group   100.00    95.29   108.50   112.79   124.54   151.47
NASDAQ Index        100.00   107.75   132.27   145.04   170.11   214.14


The information contained in this graph was compiled by Media General Financial Services of Richmond, Virginia. The Company will provide a list of the companies included in the various indices upon the written request of any shareholder.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *


                        RATIFICATION OF SELECTION OF
                 INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

     KPMG Peat Marwick LLP was appointed by the Board of Directors as the Company's independent certified public accountants and auditors on December 4, 1987. The decision was based upon a comparison of the services and fee arrangements offered by various accounting firms and an evaluation by the Board of Directors.

     Although ratification by shareholders of the selection of KPMG Peat Marwick LLP is not required by the Colorado Business Corporation Act, or by the Company's Articles of Incorporation, as amended, or Bylaws, the Board of Directors believes that a decision of this nature should be confirmed by the Company's shareholders. Accordingly, shareholders are being asked to consider ratification of the selection of KPMG Peat Marwick LLP for the fiscal year ending June 30, 1997. If a significant number of shares are voted against the ratification of this selection, or if the Board of Directors determines that the fees proposed to be charged by KPMG Peat Marwick LLP are unreasonable for the Company under the circumstances, the Board of Directors will reconsider the selection for the fiscal year ending June 30, 1997.

     It is expected that KPMG Peat Marwick LLP will have a representative at the Annual Meeting who will be given the opportunity to make any statement deemed necessary and will be available to answer questions.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                 "FOR" THE RATIFICATION OF THE SELECTION OF
                  KPMG PEAT MARWICK LLP AS THE INDEPENDENT
             CERTIFIED PUBLIC ACCOUNTANTS AND AUDITORS FOR THE
                      FISCAL YEAR ENDING JUNE 30, 1997

   * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                   ANNUAL REPORT AND FINANCIAL STATEMENTS

     The Company's annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 1996, which contains audited financial statements of the Company, and which is being utilized as the annual report to shareholders for the fiscal year ended June 30, 1996, accompanies this Proxy Statement. Copies of the exhibits to that Form 10-K are available from the Company upon written request of a shareholder to Timothy L. Hoops, President, 999 18th Street, Suite 1100, Denver, Colorado 80202 and payment of the Company's out-of-pocket expenses therefor.

                DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                 FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS

     Any proposal by a shareholder intended to be presented at the Company's 1997 annual meeting of shareholders must be received at the offices of the Company, 999 18th Street, Suite 1100, Denver, Colorado 80202, not later than June 30, 1997.

                                OTHER MATTERS

     The Board of Directors knows of no other matter to be brought before the shareholders' meeting. If other matters properly come before the meeting, holders of Proxies solicited and received hereunder will vote in their best judgment.

     Under Colorado law, unless otherwise provided in the Company's Articles of Incorporation, for the election of directors, of the shares represented in person or by proxy at the meeting and entitled to vote, that number of candidates equalling the number of directors to be elected having the highest number of votes cast in favor of their election, are elected to the board of directors. For the ratification of the independent public accountants, of the shares represented in person or by proxy at the meeting and entitled to vote, the votes cast favoring the ratification must exceed the votes opposing it. Abstentions and broker non-votes will be counted for purposes of establishing a quorum only. Only those votes cast for the election of directors and the ratification will be counted as votes in favor or affirmative votes.

                                  APPENDIX

                                 PROXY CARD


                                    PROXY

                            Kestrel Energy, Inc.
                         999 18th Street, Suite 1100
                           Denver, Colorado 80202

         This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Timothy L. Hoops and Lynnette M. Carpenter as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Kestrel Energy, Inc. held of record by the undersigned on October 25, 1996 at the annual meeting of shareholders to be held on December 3, 1996 or any adjournment thereof.

1.   TO ELECT FIVE DIRECTORS
     [ ]  WITHHOLD AUTHORITY to vote for all nominees listed below
     [ ]  FOR all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below. To cumulate votes for any individual nominee, write in the number of cumulative votes to be cast opposite such nominee's name. For an explanation of cumulative voting, see "VOTING OF SHARES" IN THE ENCLOSED PROXY STATEMENT.)

                      Cumulative                       Cumulative
Nominee                  Votes     Nominee                Votes
Timothy L. Hoops      ----------   Robert J. Pett      ----------

                      Cumulative                       Cumulative
Nominee                  Votes     Nominee                Votes
Kenneth W. Nickerson  ----------   Mark A. Boatright   ----------

                      Cumulative
Nominee                  Votes
John T. Kopcheff      ----------

2. TO APPROVE AND RATIFY THE SELECTION OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND AUDITORS FOR THE YEAR ENDING JUNE 30, 1997.

     FOR  [ ]            AGAINST  [ ]           ABSTAIN  [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This proxy when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2 above.

     Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Dated ------------, 1996           -------------------------------
                                   Signature


                                   ------------------------------
                                   Signature if held jointly

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE